OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Grubb & Ellis Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Grubb & Ellis Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the “Company”) to be held at 8:30 a.m., local time, on Wednesday, November 16, 2005 in the Delaware Room of the Four Seasons Hotel, 120 East Delaware Place, Chicago, IL 60611.

Stockholders of record at the close of business on September 23, 2005 (the “Record Date”) may vote at the Annual Meeting, and will receive this Notice and the proxy statement, which are first being mailed on or about October 14, 2005.

A list of the stockholders who are entitled to vote at the meeting will be available for inspection by any stockholder for any purpose related to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the Company’s executive offices, located at 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

The purposes of the meeting are:

1.	To elect six (6) directors to the Board of Directors to serve for one year and until their successors are elected and qualified; and

2.	To ratify and approve the Company’s Restricted Share Program for outside directors.

3.	To transact any other business properly brought before the meeting.

The meeting will also provide an opportunity to review with you the business of the Company during the 2005 fiscal year and give you a chance to meet your directors.

Your vote is important to the Company. To be sure that your shares are represented at the meeting, whether or not you plan to attend, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed reply envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the meeting.

Sincerely,

Mark E. Rose
Chief Executive Officer

October 14, 2005

GRUBB & ELLIS COMPANY

Executive Offices

2215 Sanders Road, Suite 400
Northbrook, Illinois 60062

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING

1.    Q:  What will I be voting on?

       A:   (1) the election of six directors;
             (2) the ratification and approval of the Company’s Restricted Stock Program for outside directors.
             (3) any other business properly brought before the meeting.

2.    Q:  How are directors nominated?

A:	Our Bylaws provide that nominations for director are made by written notice to the Secretary of the Company at least 14 days before the stockholders’ meeting at which directors are to be elected. The Board of Directors (the “Board”) nominated the candidates listed in this proxy statement. The Board has no reason to believe that any nominee will be unable to serve as a director of the Company. If someone is nominated and becomes unable to serve, then your signed proxy card will authorize Mark Rose and Maureen Ehrenberg, officers of the Company who are the proxy holders, to nominate someone else.

3.    Q:  What is the Restricted Stock Program for outside directors?

A:	The Restricted Stock Program for outside directors, which are those directors of the Company who are not officers or employees of the Company, provides for annual grants of $50,000 worth of restricted shares of the Company’s common stock based upon the then current market price of the Company’s common stock on the date of each such annual grant. All grants of restricted stock vest three (3) years after the date of grant.

4. Q:	Who has the right to vote?

A:	All common and Series A-1 preferred stockholders, who will vote as a single class, as of the close of business on September 23, 2005 (the “Record Date”) can vote. On that date, there were 15,117,604 outstanding shares of common stock of the Company. Each share of common stock is entitled to one vote. On that same date, there were 11,725 shares of Series A-1 Preferred Stock (the “Preferred Stock”) outstanding, and each share of Preferred Stock is entitled to 953 votes, providing for an aggregate of 11,173,925 votes for the Preferred Stock. Therefore, the total number of votes available at the Annual Meeting is 26,291,529. A majority of the outstanding votes is a quorum. Note: references to “common stock” elsewhere in this proxy statement mean only the shares of common stock of the Company, and references to “capital stock,” “stock” and “shares” mean all of the shares of common stock and Preferred Stock of the Company, together.

5. Q:	Do any stockholders have agreements or rights about how they will vote their shares?

A:	Yes. Here is some information about a voting agreement involving certain principal stockholders.

1997 Voting Agreement. There is an agreement (“1997 Voting Agreement”) dated January 24, 1997, among Warburg, Pincus Investors, L.P. (“Warburg”); C. Michael Kojaian, and Mike Kojaian, in their capacity as investors in the

Company (collectively, the “Kojaian Investors”); and The Goldman Sachs Group, Inc. (“GS Group”), which was entered into in connection with certain financing transactions of the Company in 1996 and 1997. Under this agreement, the parties agreed to vote all of their shares of common stock for one director nominee designated by the Kojaian Investors (“Kojaian Nominee”), one director nominee designated by GS Group (“Goldman Nominee”), and all director nominees designated by Warburg (“Warburg Nominees”). The 1997 Voting Agreement provides that the Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates; and the Goldman Nominee must be an employee of Archon Group, L.P. or Goldman, Sachs & Co. (“Goldman Sachs”), or an affiliate of either firm. In order for the parties to this agreement to have the right to designate nominees, they must beneficially own the following minimum amounts of common stock: the Kojaian Investors or a controlled transferee (1,250,000 shares); Warburg (5,509,169 shares); and GS Group (1,250,000 shares). For the 2005 election of directors, C. Michael Kojaian has been designated as the Kojaian Nominee, Warburg has not designated any nominees and GS Group is not eligible to designate any nominees as their common stock holdings have dropped below the required minimum level.

See also “Stock Ownership Information.”

To our knowledge, the Kojaian Investors intend to vote all of their shares in favor of all nominees for the directors listed in this proxy statement and in favor of the Restricted Stock Program for outside directors. The Kojaian Investors and their affiliates, by virtue of their ownership of all of the issued and outstanding shares of Series A-1 Preferred Stock, plus an aggregate 3,762,882 shares of common stock, have approximately 56.8% of the voting power, and therefore have the power, without the vote of other stockholders, to elect all of the nominees to the Board and to ratify and approve the Restricted Stock Program for outside directors.

6. Q:	What other business will be acted upon at the annual meeting?

A:	We know of no other business for the meeting. Your signed proxy card will authorize the proxy holders to vote on your behalf in their discretion on any other business that may properly be brought before the meeting.

7. Q:	How do I vote?

A:	If you have an account “on record” at Computershare Investor Services, L.L.C., our stock transfer agent and registrar (“Computershare”), or if you have Grubb & Ellis shares in your 401(k) plan account, you can vote any of these ways:

(a)	Return the proxy card: Mark the boxes that show how you want to vote, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the nominees listed on the card.

(b)	By telephone: Call toll-free 1-888-583-9310 in the United States or Canada any time prior to 1:00 A.M., Central Time, on November 16, 2005 from a touchtone telephone, then follow the instructions to cast your vote. Do not mail back your proxy card.

(c)	On the Internet: Go to the following website prior to 1:00 A.M., Central Time, on November 16, 2005: www.computershare.com/us/proxy/gbe. Enter the information requested on your computer screen, then follow the instructions on your screen to cast your vote. Do not mail back your proxy card.

Canceling your vote: You can cancel your vote by mailing another proxy card with a later date, telephoning to re-vote, or logging onto the Internet and re-voting. You can also:

(1)	attend the meeting and vote by ballot; or
(2)	send written notice to the Secretary of the Company canceling your vote.

If you hold shares in a brokerage account, you must follow the instructions you received with this proxy statement for voting and/or canceling your vote.

8. Q:	What does it mean if I get more than one proxy card?

A:	You should vote on each proxy card you receive. If you are a record stockholder, have an account “on record” with Computershare, or if you hold Grubb & Ellis shares in your 401(k) plan account, you will receive a proxy card with a reply envelope addressed to Computershare. For any accounts held in different ways, such as jointly with another person or in trust, you will receive separate proxy cards. If you have more than one account at Computershare and wish to consolidate the accounts, or if you share the same address as other Grubb & Ellis stockholders and wish to receive only one set of stockholder materials for your household, such as proxy statements and annual reports to stockholders, please call Shareholder Services at Computershare: Ph. 312-360-5100. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from your broker, and you will send your vote to your broker according to the broker’s instructions. If you hold shares in our Employee Stock Purchase Plan, you will receive voting materials directly from E*TRADE— and you will send your vote back to E*TRADE (as you would for any stock brokerage account). If you do not vote your 401(k) plan shares, the plan trustee, Fidelity Management Trust Company, will not vote your shares.

9. Q:	Who will count the votes?

A:	Computershare will act as inspector of election and tabulate the votes.

10. Q:	What vote is needed to elect a director?

A:	A vote in favor of a nominee by a plurality of the votes cast at a duly called meeting at which there is a quorum present in person or by proxy is needed to elect a director. A quorum is a majority of all shares issued and outstanding that are eligible to vote at such meeting. Cumulative voting is not permitted.

Where a proxy card has been voted “abstain,” “withhold authority,” or “broker non-vote,” the shares are counted for quorum purposes, but are not considered cast for voting on a proposal or an election. “Broker non-vote” means that shares are held by a broker or in nominee name and the broker or nominee has signed and returned a proxy card to us, but for which the broker has no authority to vote because no instructions have been received from its customer.

11. Q:	Who is soliciting my vote and how much does it cost the Company?

A:	Our Board of Directors is asking you to vote in favor of the nominees for director who were selected by the Board and identified in this proxy statement. Computershare was engaged to assist in distribution of the proxy materials to holders of stock brokerage accounts, at a fee of $800 plus expenses estimated at $1,500. Also, our employees and directors may solicit proxies as part of their assigned duties, at no extra compensation. The Company will pay the expenses related to this proxy solicitation.

12. Q:	What information will I receive with this solicitation?

A:	You should have received with this proxy statement the Annual Report to Stockholders for the 2005 fiscal year. Stockholders may request another copy of the Annual Report from Investor Relations, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062. In addition, you may download the Annual Report from the Company’s website on the Internet at www.grubb-ellis.com.

13. Q:	How can I as a stockholder arrange for a proposal to be included in next year’s Company proxy statement?

A:	For your proposal to be considered for inclusion in NEXT YEAR’s proxy statement, you can submit a proposal in writing to our Corporate Secretary at our headquarters by June 8, 2006. If you are eligible to submit the proposal, and if it is an appropriate proposal under proxy rules of the Securities and Exchange Commission (“SEC”) and our Bylaws, it will be included.

14. Q:	Will my proxy confer discretionary authority to vote on stockholder proposals next year?

A:	If we receive notice of a stockholder proposal after June 8, 2006 and before August 31, 2006, then the proposal does not need to be included in next year’s proxy statement and the proxy holders would have discretionary authority to vote on the matter only under certain circumstances, and only if the matter is included in the proxy statement. If we receive notice of a stockholder proposal after August 31, 2006, then the proxy holders can vote on such a proposal in their discretion based upon the signed proxy cards which have been returned to us, but the matter will not be discussed in the proxy statement and will not be listed on the proxy card (because the submission deadline will have been missed).

ELECTION OF DIRECTORS

A.     Information About the Board and its Compensation

For the fiscal year ended June 30, 2005 the Company’s Board of Directors consisted of C. Michael Kojaian, its Chairman, R. David Anacker, Anthony D. Antone, Robert J. McLaughlin, Rodger D. Young and Mark E. Rose, who was appointed to serve as a director until the Company’s next annual meeting of stockholders when he joined the Company as its Chief Executive Officer in March 2005. The Board held 8 meetings during the fiscal year ended June 30, 2005. Each incumbent director attended 100% of the meetings of the Board and any standing Board committees on which he served. The Board has a standing Audit Committee and a Compensation Committee, each of which are described below.

Compensation of Directors. Only outside directors (who are unaffiliated with the Company as officers or employees of the Company) receive compensation for serving on the Board and on its committees. Such compensation for the fiscal year ended June 30, 2005 consisted of an annual retainer fee of $30,000, a fee of $1,500 for each in person committee and Board meeting attended, and an annual fee of $5,000 for each committee chaired. Under the 1993 Stock Option Plan for outside directors, outside directors each received an option to purchase 10,000 shares of common stock upon the date of first election to the Board, and an option to purchase 8,000 shares of common stock upon successive fourth-year anniversaries of service. The exercise prices of the options are equal to the then market value of the Company’s common stock as of the date of the grant. Directors other than members of the Compensation Committee were also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan. Effective October 1, 2005, compensation for outside directors, which is set by the Board, was revised in light of the increasing responsibilities and liabilities imposed on directors. Specifically, the annual retainer was increased to $40,000, and the annual retainer with respect to the chair of the Audit Committee was increased to $10,000 (the annual fee for serving as the chair of any other Board Committee remained the same). In addition, Directors will now also be paid $1,000 for each telephonic Board or committee meeting attended (in addition to being paid $1,500 for attending in person Board or committee meetings), for up to six (6) telephonic meetings per year. The foregoing fees with respect to committee attendance relate only to standing committees of the Board and do not pertain to any special committees, compensation for which is determined on a case-by-case basis. All other cash compensation remained the same. In addition, also effective October 1, 2005, the stock option grants were eliminated and are replaced by a Restricted Stock Program which provides for annual grants of $50,000 worth of restricted stock, which vest three (3) years from the date of grant. In addition, recipients of restricted stock are also required to accumulate an equity position in the Company of $200,000 over 5 years. See “Information About the Restricted Stock Program for Outside Directors” below.

Compensation Committee. The functions of the Compensation Committee are the approval of compensation arrangements for our executive officers, administration of certain stock option and other compensation plans, making recommendations to the Board regarding the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of long term cash and equity incentives to our officers. The current members of the Compensation Committee are Robert J. McLaughlin, Chairman, R. David Anacker and Rodger D. Young. Mr. McLaughlin replaced

Mr. Kojaian as the Chairman of the Compensation Committee and Mr. Kojaian resigned from the Compensation Committee in September 2004. The Compensation Committee held 4 meetings in fiscal 2005.
B.     Audit Committee Report

The following Audit Committee Report is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act.

Composition of the Committee. The Audit Committee of the Board is to be composed of at least three independent directors as practical based on Board composition. The current members of the Audit Committee are R. David Anacker, Chairman and Robert McLaughlin. The Board has determined that the members of the Audit Committee are independent and financial experts in accordance with rules established by the SEC.

Charter and Responsibilities of the Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee was last revised effective September 20, 2005 and is included in this proxy statement as Exhibit A. The Audit Committee has revised its charter to incorporate the final Sarbanes-Oxley Act and exchange listing requirements.

The primary function of the Committee is to provide oversight relating to the corporate accounting functions, the systems of internal controls, and the integrity and quality of the financial reports of the Company. The responsibilities of the Committee include recommending to the Board the appointment of independent accountants as auditors; approval of the scope of the annual audit; and a review of: a) the independence and performance of the auditors; b) the audit results and compliance with the auditors’ recommendations; and c) financial reports to stockholders. In addition, the Committee approves the selection of any vendor utilized for internal auditing; and monitors the Company’s internal audit function, its corporate accounting function and the effectiveness of internal controls, and compliance with certain aspects of the Company’s conflicts-of-interest policy.

The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for the Company’s internal controls and the financial reporting process. The Audit Committee is responsible for monitoring these processes.

Business of the Committee for the 2005 Fiscal Year. The Audit Committee met six times during the 2005 fiscal year. The meetings were designed to facilitate communications between the Audit Committee, management, the internal auditors, and the Company’s independent public accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented consolidated financial statements. The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2005 fiscal year with management and the independent accountants. The Committee meets with the independent accountants at the conclusion of each of their presentations. Management personnel are excused from these meetings.

The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from the Company, and considered the compatibility of the non-audit services with the auditors’ independence. Effective in November 2002, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by the Committee.

In reliance on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

THE AUDIT COMMITTEE

R. David Anacker, Chairman
Robert J. McLaughlin

The Company’s Auditors. Ernst & Young LLP (“Ernst & Young”), independent public accountants, served as our auditors for the 2005 and 2004 fiscal years. It is anticipated that Ernst & Young will be appointed as our auditors for the 2006 fiscal year as well. Representatives of Ernst & Young are expected to attend the Annual Meeting and will be available to answer questions. They will have an opportunity to make a statement if they wish. Ernst & Young billed the Company the fees and costs (“fees”) set forth below for services rendered during the fiscal years ended June 30, 2005 and 2004 respectively.

	2005	2004

Audit Fees	$306,320	$294,210
All Other Fees:
Audit Related Services(1)	$69,132	$19,623
Non-Audit Related Services(2)	$63,000	$72,500

Total:	$438,452	$386,333

(1)	Audit related services generally include services in connection with benefit plan audits, registration Statements filed with the SEC and other transactions with respect to the Company’s securities, and accounting consultations.

(2)	These fees related to tax-related services.

C.    Information About the Nominees for Director

The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. All nominees have consented to serve as directors if elected.

If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

The term of office of each nominee who is elected extends until the annual stockholders’ meeting in 2006 and until his successor is elected and qualified.

R. David Anacker	70, is a Principal of Canal Partners, a private investment organization. He is also the Business Development Specialist, Office of the President, for Parker-Hannifin Corporation’s Instrumentation Group, which is headquartered in Cleveland, Ohio. He has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. He served as a director of Grubb & Ellis Management Services, Inc. (“Management Services”), a subsidiary of the Company, from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.

Anthony G. Antone	36, has been associated with Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since October 1998, serving as Vice President— Development since September 2001, and as Director— Development from October 1998 to September 2001. Prior to that time he served the office of Spencer Abraham, United States Senator, as Deputy Chief of Staff. He is also a director of Bank of Michigan. Mr. Antone, an attorney, was first elected to the Board July 1, 2002.

C. Michael Kojaian	43, the Kojaian Nominee, has been Chairman of the Board of Directors of the Company since June 2002. He is President of Kojaian Ventures, LLC and also Executive Vice President, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan. He is also a director of Arbor Realty Trust, Inc., and is a member of the United States President’s Export Council. Mr. Kojaian has served as a director of the Company since he was first elected in December 1996 as a representative of the Kojaian Investors.

Robert J. McLaughlin	72, has been a director of the Company since July 2004. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Tru-Circle Corporation, an aerospace subcontractor from November 2003 to April 2004, and as Chairman of the Board of Directors of Imperial Sugar Company from August 2001 to February 2003, and as Chairman and Chief Executive Officer from October 2001 to April 2002. He is a director of Imperial Sugar Company and Meridian Automotive Systems. Mr. McLaughlin previously served as a director of the Company from September 1994 to March 2001.

Mark E. Rose	42, was hired as the Company’s Chief Executive Officer of the Company in March 2005. Mr. Rose joined Grubb & Ellis from Jones Lang LaSalle where he had served as Chief Operating Officer and Chief Financial Officer of the Americas since 2003. At Jones Lang LaSalle, he was responsible for driving implementation of strategy, operational effectiveness and delivery of client-focused business solutions in North and South America as well as overseeing financial initiatives for the region. Mr. Rose also spent two years as the Company’s Chief Innovation Officer.

Rodger D. Young	59, has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation with offices in Southfield, Michigan and New York City. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney qualification Committee by Governor John Engler and Michigan’s Republican Congressional Delegation. Mr. Young has served as a director of the Company since April 1, 2003.

The Board unanimously recommends that the stockholders vote FOR the election of all nominees to the Board of Directors.

D.    Information About the Restricted Share Program for Outside Directors.

In September of 2005 the Board of Directors of the Company, in recognition of the increasing responsibilities and liabilities imposed on Directors, and in order to more closely align the compensation of outside directors with that of other similarly situated corporations, revised the compensation payable to outside directors. In determining whether to increase compensation to outside directors, and if so by what amount, the Board, among other things, retained the services of an outside independent management consulting firm to review and assess the current compensation package for outside directors of the Company to both the Company’s business peers and general industry peers. Based upon the study delivered to the Board in August of 2005, and other factors, the Board, upon recommendations provided to it by the Compensation Committee, decided to increase the compensation payable to its outside directors.

In addition to increasing the cash compensation payable to its outside directors as described elsewhere in this proxy statement, and cognizant of the importance of aligning the interests of outside directors with those of the Company’s stockholders, the Board eliminated the stock option grants previously afforded to outside directors (10,000 shares of common stock upon the first election to the Board and 8,000 options on successive four year anniversaries thereafter) and replaced it with the Restricted Stock Program, for which the Board is now seeking ratification and approval from the Company’s stockholders. Specifically, the Restricted Stock Program provides that outside directors receive $50,000 worth of restricted stock each year based upon the then current market price of the Company’s common stock on the date of grant. All restricted shares vest three years from the date of grant, except upon a change of control, in which event vesting is accelerated. Outside directors are also required to accumulate an equity position in the Company over five years in an amount equal to $200,000 worth of common stock. Shares of common stock acquired by outside directors pursuant to the Restricted Stock Program can be applied toward this equity accumulation requirement. Upon leaving the Board, all grants that have already been made to the departing Director would continue to vest in accordance with the three-year vesting schedule. Effective September 22, 2005, each of the Company’s current outside directors, Rodger Young, R. David Anacker, Robert McLaughlin and Anthony Antone, received their initial restricted stock grant of 7,505 shares of common stock which is based upon the closing price of the Company’s common stock on Wednesday, September 21, which was $6.66. For the reasons outlined above, the Board of Directors believes that it is in the best interests of stockholders that the Restricted Stock Program be ratified and adopted by the Company’s stockholders.

The Board unanimously recommends that the stockholders vote FOR the ratification and approval of the Restricted Stock Program for outside directors.

STOCK OWNERSHIP INFORMATION

A.	Stock Ownership Table

The following table shows the share ownership as of September 23, 2005 by persons known by us to be beneficial holders of more than 5% of our outstanding capital stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the stock listed is common stock, and the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

	Amount and Nature of		Percent of
	Beneficial Ownership		Class(1)

Principal Stockholders:

C. Michael Kojaian (also a director)	850,842		5.6(2)
Mike Kojaian	850,844		5.6(2)
Kojaian Holdings, L.L.C.	723,840		4.8(2)
Kojaian Ventures, L.L.C.	1,337,358	plus	8.8(2)
	11,725	preferred
Warburg, Pincus Investors, L.P.	5,861,902	(3)	38.8%
The Goldman Sachs Group, Inc.	859,355	(4)	5.7%
Whitebox Advisors, LLC	764,800		5.1%

Directors:

R. David Anacker	14,000	(5)	*
Anthony G. Antone	—		—
Robert J. McLaughlin	53,333		*
Mark E. Rose	—		—
Rodger D. Young	6,666	(5)	*

Named Executive Officers:

Maureen A. Ehrenberg	193,068	(5)	1.3%
Robert H. Osbrink	15,000	(5)	*
Brian D. Parker	100,092	(5)	*

All Current Directors and Executive Officers as a Group (10 persons):	4,145,045	(5)	26.8%

*	Does not exceed 1.0%.

(1)	The percentage of shares of capital stock shown for each person in this column and in this footnote assumes that such person, and no one else, has exercised any currently outstanding warrants, options or convertible securities held by him or her. Giving effect to the voting power of the Series A Preferred Stock, the percentages of voting power at September 23, 2005 for the following are: C. Michael Kojaian and affiliates— 56.8%; Warburg— 22.3%; GS Group— 3.3%; Whitebox Advisors, LLC— 2.9%; and all current directors and executive officers as a group— 57.6%.

(2)	C. Michael Kojaian, the Chairman of the Board is affiliated with Mike Kojaian, his father, Kojaian Holdings, L.L.C. and Kojaian Ventures, L.L.C. (“KV”), whose

11,725 shares of Series A-1 Preferred Stock carries voting rights equivalent to 11,173,925 shares of common stock. Pursuant to the rules established under the Exchange Act, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of such Act.

(3)	Warburg, Pincus Investors, L.P., 466 Lexington Avenue, New York, NY 10017. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership (“WP”). Warburg Pincus LLC, a New York limited liability company (“Warburg Pincus”), manages Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them.

(4)	The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004. Shares reported for GS Group include 60,155 shares of common stock held by Archon Group, L.P. (“Archon”). Archon is a majority-owned subsidiary of GS Group. The general partner of Archon is Archon Gen-Par, Inc. (“AGP”), which is a wholly owned subsidiary of GS Group.

(5)	Includes options under our stock option plans which were exercisable at September 23, 2005 or within sixty days thereafter, for the following numbers of shares: Mr. Anacker— 14,000; Ms. Ehrenberg— 189,022; Mr. McLaughlin— 3,333 shares; Mr. Osbrink— 15,000; Mr. Parker— 100,000; Mr. Young— 6,666; and all current directors and executive officers as a group— 328,021.

B.	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, the chief accounting officer and stockholders holding ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports we have received and based upon written representations that no other reports were required, during the year ended June 30, 2005, the Insiders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

A.     Information About Executive Officers

In addition to Mr. Rose, the following are the current executive officers of the Company:

Maureen A. Ehrenberg	45, has served as Executive Vice President of the Company since November 2000, and as Senior Vice President of the Company from May 1998 to November 2000. She was named President of Global Client Services in February 2004. She has also served as President of Grubb & Ellis Management Services, Inc., a wholly owned subsidiary of the Company, from February 1998 and as the head of the Company’s International Services Group since April 2003. From May 2000 to May 2001, she served as a member of the Office of the President of the Company. She also serves as a director and/or officer of certain subsidiaries of the Company. Ms. Ehrenberg also acted as a Co-Chief Executive Officer of the Company from April 2003 until Mr. Rose joined the Company in March 2005.

Robert H. Osbrink	57, has served as Executive Vice President of the Company since December 2001 and was named President of Transaction Services in February 2004. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for the Company. Mr. Osbrink also acted as a Co-Chief Executive Officer of the Company from April 2003 until Mr. Rose joined the Company in March 2005.

Brian D. Parker	53, has served as the Executive Vice President and Chief Financial Officer of the Company from March 2003 through September 2005, when he resigned as Chief Financial Officer of the Company. Mr. Parker is currently assisting the Company on a transitional basis. From July 2001 he was founder and president of Joplin Advisors, Inc., a management consulting firm. Prior to July 2001, he was the Chief Financial Officer of the Company from October 1996 to January 2000 and served as Executive Vice President Business Development from February 2000 until his resignation from the Company in June 2001. He was also a member of the Office of the President of the Company from May 2000 until May 2001. He also serves as a director and/or officer of certain subsidiaries of the Company. Mr. Parker also acted as a Co-Chief Executive Officer of the Company from April 2003 until Mr. Rose joined the Company in March 2005.

Shelby E. Sherard	35, has served as Executive Vice President and Chief Financial Officer of the Company since October 2005. Prior to joining the Company, Ms. Sherard served from 2002 through 2005, as the Chief Financial Officer and Senior Vice President of Sitestuff, Inc., a company based in Austin, Texas, which provides procurement solutions for the commercial real estate industry. From 2000 to 2002, Ms. Sherard served as an Associate in the Investment Banking division at Morgan Stanley, where she focused on Global Power & Utilities, Real Estate and Mergers and Acquisitions. From 1994 to 1998, Ms. Sherard served in the Corporate Finance Group at La Salle Partners Incorporated (now Jones Lang La Salle Incorporated), initially serving as a Financial Analyst until her promotion to Associate in 1996.

B.	Executive Compensation

The table below shows compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 2005, 2004 and 2003 by the following executives:

(a)	the persons who served as Chief Executive Officer or in a similar capacity during the 2005 fiscal year (Mr. Rose from his hire date of March 8, and prior to that Ms. Ehrenberg, Mr. Osbrink, and Mr. Parker as Co-Chief Executive Officers);

(b)	the person who served as Chief Financial Officer for the 2005 fiscal year (Mr. Parker);

(c)	each of the four most highly-compensated executive officers of the Company who were serving as executive officers during the fiscal year ended June 30, 2005, three of which (Ms. Ehrenberg, Mr. Osbrink and Mr. Parker) were employed throughout the entire fiscal year, and Mr. Rose from his hire date of March 8.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation

					Securities
				Restricted	Underlying	All Other
Name and		Salary	Bonus	Stock Awards	Options/SARs	Compensation
Principal Position(1)	Year	($)	($)(2)	($)(3)	(#)(4)	($)(5)

Mark E. Rose	2005	157,000	2,083,000	750,000	500,000	45,000
Chief Executive Officer	2004	0	0	0	0	0
	2003	0	0	0	0	0

Maureen A. Ehrenberg	2005	397,000	278,000	500,000	0	302,000
Executive Vice President, and	2004	400,000	58,000	0	0	2,000
President, Global Client Services	2003	358,000	150,000	0	0	0

Robert H. Osbrink	2005	419,000	298,000	0	0	2,000
Executive Vice President, and	2004	450,000	196,000	0	0	2,000
President, Transaction Services	2003	550,000	139,000	0	0	0

Brian D. Parker	2005	324,000	187,000	0	0	2,000
Executive Vice President, and	2004	324,000	109,000	0	150,000	1,400
Chief Financial Officer	2003	113,000	28,000	0	0	0

(1)	Mr. Rose was hired as Chief Executive Officer of the Company effective March 8, 2005. He was not employed by the Company in any capacity prior to that date. Ms. Ehrenberg has been serving as President of Global Client Services since February 2004 and as an Executive Vice President of the Company since November 2002. Ms. Ehrenberg was also appointed President of Grubb & Ellis Management Services, Inc. in February 1998 and continues to serve in that capacity as well. Ms. Ehrenberg also served as a member of the Office of the President from May 31, 2000 to May 15, 2001 and as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Osbrink has been serving as President of Transaction Services since February 2004. Previously, Mr. Osbrink served as the Company’s Executive Vice President of Transaction Services for the Western Region and also served as Co-Chief Executive Officer of the Company from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Parker was hired as the Company’s Chief Financial Officer in March 2003 and also served as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Previously, Mr. Parker served as Chief Financial Officer of the Company from October 1996 to January 2000 at which time he was appointed Executive Vice President Business Development until his resignation from the Company on June 8, 2001. Mr. Parker also served as a member of the Office of the President from May 31, 2000 to May 15, 2001. Mr. Parker submitted his resignation as Chief Financial Officer in September 2005. See “Employment Contracts” below for information.

(2)	Mr. Rose received a signing bonus of $2,083,000 upon joining the Company in March 2005, which is subject to repayment by Mr. Rose under certain circumstances through March 2008. All other bonus compensation set forth in the table represents incentives that were primarily paid in the fiscal year indicated for services rendered during the previous calendar year. See “Employment Contracts” below.

(3)	The amounts set forth in the table represent all outstanding restricted stock awards held by the officer. Mr. Rose holds 159,575 shares of restricted stock with a market value of $1,117,025 as of June 30, 2005, which vest in equal one-third installments on each of the first, second, and third anniversaries of March 8, 2005, the grant date. Ms. Ehrenberg holds 84,746 shares of restricted stock with a market value of $593,222 as of June 30, 2005, which vest entirely on December 30, 2007.

(4)	The amounts represent options to purchase the numbers of shares of common stock indicated.

(5)	Mr. Rose received approximately $45,000 in cash compensation related to his transition to the Company in March 2005. Ms. Ehrenberg received a one time payment of $300,000 in June 2005, which is subject to repayment should Ms. Ehrenberg resign from the Company before June 6, 2006. All other amounts represent Company contributions made during each calendar year following the 2004 and 2003 plan years (calendar years) to the 401(k) plan accounts of the designated individuals.

LONG-TERM INCENTIVE PLAN AWARDS

IN LATEST FISCAL YEAR

			Estimated Future Payouts

	Plan	Performance	Threshhold	Target	Maximum
Name	Year	Period	($)	($)	($)

Mark E. Rose	2005	1/1/05 – 12/31/07	$67,600	$325,000	$812,500
	2004	1/1/04 – 12/31/06	$67,600	$325,000	$812,500

Maureen A. Ehrenberg	2005	1/1/05 – 12/31/07	$48,672	$234,000	$585,000
	2004	1/1/04 – 12/31/06	$48,672	$234,000	$585,000

Robert H. Osbrink	2005	1/1/05 – 12/31/07	$54,080	$260,000	$650,000
	2004	1/1/04 – 12/31/06	$54,080	$260,000	$650,000

Brian D. Parker	2005	1/1/05 – 12/31/07	$43,805	$210,600	$526,500
	2004	1/1/04 – 12/31/06	$43,805	$210,600	$526,500

As described below in the description of the plan under the caption “Employment Contracts and Compensation Arrangements”, the Estimated Future Payouts are based on the achievement of certain cumulative Earnings Before Interest and Taxes targets during the three year performance period, which cannot be estimated with certainty at this time.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Potential Realizable
Value at Assumed
Annual Rates of Stock
Price Appreciation For
Individual Grants					Option Term(1)

	Number of	Percent of
	Securities	Total
	Underlying	Options/SARs	Exercise or
	Options/SARs	Granted to	Base
	Granted(2)	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Mark E. Rose	500,000	100%	$4.70	3/8/15	$1,478,000	$3,745,000

AGGREGATED OPTION/ SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END

OPTION/ SAR VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARs at	In-the-Money Options/SARs
	Acquired on	Value	FY-End(#)	at FY-End($)
	Exercise	Realized
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Maureen A. Ehrenberg	0	0	189,022/0	$121,000/$0
Robert H. Osbrink	0	0	15,000/0	$7,000/$0
Brian D. Parker	0	0	100,000/50,000	$608,000/304,000
Mark E. Rose	0	0	0/500,000	0/1,150,000

(1)	The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the Over-The-Counter Bulletin Board on June 30, 2005 ($7.00 per share).

C.	Employment Contracts and Compensation Arrangements

Mark E. Rose

On March 8, 2005, the Board of Directors named Mark E. Rose as the Company’s Chief Executive Officer. Accordingly the Company entered into an employment agreement with Mr. Rose, effective as of such date (the “Employment Agreement”), pursuant to which Mr. Rose will serve as the Company’s Chief Executive Officer for a term of three (3) years and shall also serve on the Company’s Board of Directors. Under the Employment Agreement, Mr. Rose shall be paid a base salary of Five Hundred Thousand Dollars ($500,000) per annum, and shall be eligible to receive annual performance-based bonus compensation of up to two (2) times his base salary; which, only for the first year of the term, is guaranteed and shall be no less than Seven Hundred Fifty Thousand Dollars ($750,000). The Company also agreed to pay Mr. Rose a sign-on bonus of Two Million Eighty Three Thousand Dollars ($2,083,000), which shall be subject to repayment by Mr. Rose, in whole or in part, under certain circumstances as set forth in the Employment Agreement. In addition, Mr. Rose is entitled to participate in the Company’s long term incentive compensation plan.

Mr. Rose is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contains confidentiality, non-competition, no-raid and non-solicitation provisions and is terminable by the Company upon Mr. Rose’s death or disability, or for cause, without any additional compensation other than what is accrued to Mr. Rose as of the date of any such termination. In the event that Mr. Rose is terminated without cause, or if Mr. Rose terminates the agreement for Good Reason, as that term is defined in the agreement, Mr. Rose is entitled to receive his annual base salary, payable in accordance with the Company’s customary payroll practices for twenty-four (24) months, plus an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state withholdings, until the earlier of twelve months from the termination date or Mr. Rose obtains health coverage from another source. The Company’s payment of any amounts to Mr. Rose upon his termination for Good Reason is contingent upon Mr. Rose executing a Release acceptable to the Company.

In addition, in the event Mr. Rose is terminated upon a Change in Control, as that term is defined in the agreement, or within eighteen (18) months thereafter, Mr. Rose is entitled to receive payment of two (2) times his base salary and two (2) times his applicable bonus, paid ratably over twelve (12) months in accordance with the Company’s customary payroll practices. In addition, upon a Change in Control, the vesting of Mr. Rose’s stock options shall become fully vested upon the closing of the change of control transaction and he shall have twenty-four (24) months to exercise the unexercised options. The Company’s payment of any amounts to Mr. Rose upon his termination upon a Change in Control is contingent upon Mr. Rose executing a Release acceptable to the Company.

In addition, upon the entering into of the Employment Agreement the Company granted to Mr. Rose non-qualified stock options, exercisable at the then current market price, to purchase up to five hundred thousand (500,000) shares of the Company’s common stock. Mr. Rose is also entitled to receive during the term of the Employment Agreement annual stock grants of Seven Hundred and Fifty Thousand Dollars ($750,000) worth of restricted shares of the Company’s common stock at the per share price that is equal to the then current market price of the Company’s common stock on the date immediately preceding the grant date. The issuance of the restricted shares of common stock to Mr. Rose is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, as it constitutes a transaction by an issuer not involving a public offering. Both the stock options and all restricted shares of common stock vest ratably over three (3) years, subject to acceleration (in whole or in part) under certain circumstances.

Maureen A. Ehrenberg

On June 6, 2005, the Company entered into a three (3) year employment agreement with Maureen A. Ehrenberg (the “Employment Agreement”), pursuant to which Ms. Ehrenberg will continue to serve as the Company’s Executive Vice President and as the President of both Grubb & Ellis Management Services, Inc. and the Company’s Global Client Services.

During the term of the Employment Agreement, which is effective as of January 1, 2005, Ms. Ehrenberg shall be paid a base salary of Three Hundred Sixty Thousand Dollars ($360,000) per annum, and shall be eligible to receive annual performance-based bonus compensation of up to 80% of base salary. Ms. Ehrenberg is also entitled to participate in the Company’s long term incentive compensation plan. In addition, Ms. Ehrenberg is entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The agreement contains confidentiality, non-competition, no-raid, non-solicitation and indemnification provisions and is terminable by the Company upon Ms. Ehrenberg’s death or disability, or for cause, without any additional compensation other than what is accrued to Ms. Ehrenberg as of the date of any such termination.

In the event that Ms. Ehrenberg is terminated Without Cause, or if Ms. Ehrenberg terminates the agreement for Good Reason, as that term is defined in the agreement, Ms. Ehrenberg is entitled to receive as severance pay, her annual base salary, payable in accordance with the Company’s customary payroll practices for the greater of the remainder of the then-existing term of the Employment Agreement or twelve (12) months and prorated bonus compensation; plus an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state withholdings, until the earlier of the end of the Severance period or Ms. Ehrenberg obtains health coverage from another source. The Company’s payment of any amounts to Ms. Ehrenberg upon her termination without cause or for good reason is contingent upon Ms. Ehrenberg executing a Release acceptable to the Company.

In addition, in the event Ms. Ehrenberg is terminated upon a Change in Control, as that term is defined in the agreement, or within eighteen (18) months thereafter or if she terminates the agreement for Good Reason six (6) months prior to a Change in Control, Ms. Ehrenberg is entitled to receive payment of two (2) times her base salary and two (2) times her applicable bonus, paid ratably over twelve (12) months in accordance with the Company’s customary payroll practices. In addition, upon a change in control, the vesting of Ms. Ehrenberg stock options shall become fully vested upon the closing of the Change of Control transaction. The Company’s payment of any amounts to

Ms. Ehrenberg upon her termination upon a change in control is contingent upon Ms. Ehrenberg executing a Release acceptable to the Company.

In addition, upon the entering into of the Employment Agreement, the Company granted to Ms. Ehrenberg a stock grant of Five Hundred Thousand ($500,000) worth of restricted shares of the Company’s common stock at the per share price that is equal to the then current market price of the Company’s common stock on the date immediately preceding the grant date. All of the restricted shares vest upon the expiration of the term of the Employment Agreement, subject to acceleration in the event of a Change in Control, as defined in the Employment Agreement. The issuance of the restricted shares of common stock to Ms. Ehrenberg is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, as it constitutes a transaction by an issuer not involving a public offering.

Robert H. Osbrink

On November 9, 2004, the Company entered into a four (4) year employment agreement, effective as of January 1, 2004, with Robert H. Osbrink, the Company’s President of Transaction Services. Pursuant to the terms of this agreement, Mr. Osbrink receives a base salary of no less than $400,000 per year, as well as annual performance based bonus compensation of up to 75% of base salary. Mr. Osbrink is also entitled to participate in the Company’s long-term incentive compensation plan.

Mr. Osbrink is also entitled to participate in all benefit plans, including but not limited to, medical, dental, retirement, disability and all life insurance plans, that are generally made available by the Company to similarly situated executives.

In the event that Mr. Osbrink is terminated by the Company Without Cause, or Mr. Osbrink terminates his employment agreement for Good Reason, as that term is defined in the agreement, he is entitled to receive his base salary for twelve (12) months, payable in accordance with the Company’s normal payroll practices, plus reimbursement for COBRA payments until the earlier of twelve (12) months, or until such time as Mr. Osbrink obtains health insurance from another source. In addition, upon Mr. Osbrink’s termination in connection with a Change in control, as that term is defined in the agreement, Mr. Osbrink is entitled to receive two (2x) times his base salary plus two (2x) times his “applicable bonus”, as that term is defined in the agreement, paid ratably over twelve (12) months. The agreement also contains a confidentiality, non-competition, no-raid, non-solicitation and non-disparagement provisions. The term of Mr. Osbrink’s new employment agreement is through December 31, 2007, and this new agreement superseded Mr. Osbrink’s previous executive employment agreement with the Company, which was due to expire on January 1, 2005.

On September 7, 2005, Mr. Osbrink and the Company agreed to an amendment of his employment agreement, increasing his annual performance based bonus compensation to up to 100% of base salary.

In addition, upon the entering into of the amendment, the Company granted to Mr. Osbrink a stock grant of Two Hundred and Fifty Thousand Dollars ($250,000) worth of restricted shares of the Company’s common stock at the per share price that is equal to the then current market price of the Company’s common stock on the date immediately preceding the grant date. All of the restricted shares vest on December 29, 2007, subject to acceleration in the event of a Change in Control, as defined in the Employment

Agreement. The issuance of the restricted shares of common stock to Mr. Osbrink is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, as it constitutes a transaction by an issuer not involving a public offering.

Brian D. Parker

Effective March 1, 2003 Mr. Parker signed an exclusive employment agreement with the Company to serve a term of one (1) year as the Chief Financial Officer of the Company for a base annual salary of $360,000. In addition, Mr. Parker was entitled to receive a target bonus compensation of up to 50% of base salary, of which 50% is guaranteed and paid currently, based upon the performance of both Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company. Mr. Parker was also entitled to participate in the Company’s health and other benefit plans generally afforded executive employees and be reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contained confidentiality, non-competition and non-solicitation provisions and was terminable by the Company upon Mr. Parker’s death or disability, or for cause, or without cause in which event Mr. Parker was entitled to the lesser of four (4) months base salary or the remaining base salary due under the agreement.

On April 1, 2003, Mr. Parker and the Company agreed to an amendment of his employment agreement, reducing his annual base salary to $324,000 and the guaranteed portion of his target bonus to 45% commencing April 16, 2003 through December 31, 2003, and providing to reinstate his annual base salary and guaranteed bonus thereafter to their original amounts for the remainder of the term of the Agreement.

Effective September 30, 2003 Mr. Parker and the Company entered into a new, three (3) year exclusive employment agreement to serve as the Company’s Chief Financial Officer for an annual base salary of $324,000. In addition, Mr. Parker is entitled to receive target bonus compensation of up to 50% of base salary based upon the performance of Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company in consultation with Mr. Parker. Mr. Parker was also granted 150,000 common stock purchase options, exercisable at $0.92 per share, of which 50,000 became exercisable on the date of grant, December 9, 2003, 50,000 became exercisable on December 9, 2004, and 50,000 shall become exercisable on December 9, 2005. The options have a term of ten (10) years. Mr. Parker is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contains confidentiality, non-competition and non-solicitation provisions and is terminable by the Company upon Mr. Parker’s death or disability, or for cause, without any additional compensation other than what is accrued to Mr. Parker as of the date of any such termination.

In the event that Mr. Parker is terminated without cause, or if Mr. Parker terminates the agreement for Good Reason, as that term is defined in the agreement, Mr. Parker is entitled to receive his annual base salary, payable in accordance with the Company’s customary payroll practices for twelve (12) months, if the effective date of termination occurs prior to October 1, 2005, or for six (6) months, if the effective date of such termination occurs on or after October 1, 2005. In addition, upon a Change in Control, as that term is defined in the agreement, of the Company, in the event Mr. Parker is terminated upon a change in control or within thirty (30) days thereafter, or Mr. Parker resigns during the thirty (30) day period after the ninetieth (90) day following a change of control, Mr. Parker is entitled to receive a lump sum equal to twelve (12) months base salary and bonus compensation, and also is entitled to receive benefits for twelve (12) months thereafter. In addition, upon a change in control, the vesting of Mr. Parker’s stock options is accelerated and the vesting of certain other benefits pursuant to the Company’s benefit plans is also accelerated.

Mr. Parker is also entitled to participate in the Company’s long term incentive compensation plan.

In September 2005 Mr. Parker resigned as the Chief Financial Officer of the Company and he is currently assisting the Company on a transitional basis.

Shelby E. Sherard

Effective October 10, 2005 Ms. Sherard and the Company entered into a three (3) year exclusive Employment Agreement pursuant to which Ms. Sherard will serve as the Company’s Executive Vice President and Chief Financial Officer at an annual base salary of $200,000. In addition, Ms. Sherard is entitled to receive target bonus compensation of up to 50% of base salary based upon annual performance goals to be established by the Compensation Committee of the Company. Ms. Sherard was also granted 25,000 common stock purchase options which have a term of ten (10) years, are exercisable at $5.89 per share, and vest ratably over three years. Ms. Sherard is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The Agreement contains confidentiality, non-competition, no raid and non-solicitation provisions and is terminable by the Company upon Ms. Sherard’s death or disability, or for cause, without any additional compensation other than what has accrued to Ms. Sherard as of the date of any such termination.

In the event that Ms. Sherard is terminated without cause, or if Ms. Sherard terminates the agreement for Good Reason, as that term is defined in the Agreement, Ms. Sherard is entitled to receive her annual base salary, payable in accordance with the Company’s customary payroll practices, for twelve months. In addition, upon a Change in Control, as that term is defined in the Agreement, in the event that Ms. Sherard is terminated within nine months after a Change in Control or within six months prior to a Change in Control and in contemplation thereof, Ms. Sherard is entitled to receive her base salary paid ratably over twelve months plus her average bonus paid ratably over twelve months in accordance with the Company’s customary payroll practices. In addition, upon a Change in Control, the vesting of all of Ms. Sherard’s stock options is accelerated.

Ms. Sherard is also entitled to participate in the Company’s Long Term Incentive Compensation Plan.

Long Term Incentive Compensation Plan

In June 2005 the Compensation Committee of the Board of Directors adopted a Long Term Incentive Compensation Plan for executive employees of the Company. This plan provides for the payment of bonuses to certain executive employees of the Company if specified financial goals of the Company are achieved with respect to performance periods covering a rolling three calendar year period. Specified financial goals are revised each year by the Compensation Committee of the Board of Directors based upon what they believe to be appropriate financial goals for the Company’s executive officers for the applicable three-year periods. As of June 30, 2005, approximately $373,000 had been accrued under this plan for payment to executive officers no earlier than the first calendar quarter of 2007.

D.	Compensation Committee

The current members of the Compensation Committee are Mr. McLaughlin, Chairman, Mr. Anacker and Mr. Young. In September 2004, Mr. Robert McLaughlin joined the Compensation Committee as its Chairman and Mr. Kojaian stepped down from the Committee. Mr. Kojaian, Mr. Anacker, Mr. Young and Mr. McLaughlin have never served as officers or employees of the Company.

E.	Compensation Committee Report on Executive Compensation

The following Compensation Report and the section entitled, “Grubb & Ellis Stock Performance” are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the 1933 Act or the Exchange Act.

The committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and in doing so enhance stockholder value.

In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, our policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily the Peer Group companies referred to below under “Grubb & Ellis Stock Performance.”

The compensation programs of Mark E. Rose, Maureen A. Ehrenberg, Robert H. Osbrink and Brian D. Parker are described in “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” above. In approving the compensation terms of their employment agreements including bonus compensation, we took into consideration our knowledge of competitive compensation programs for executive officers and their level of responsibility and expectations of future performance.

Base salaries and target percentages of salaries applicable for bonus compensation were approved based on the input from the Human Resources Department, and on our knowledge of competitive salaries as described above and, as applicable, our judgment about the executives’ individual past performance, expectations of future performance, and most importantly, level of responsibilities. Bonuses were earned upon a number of factors including achievement of annual targeted levels of Company-wide, and applicable business unit, revenue, EBITDA and net income, and performance to unit budgets. No one factor was a prerequisite to receiving the bonus.

Stock options, restricted stock, and long term incentive programs are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Board believes that granting equity incentives to our management helps retain and motivate management. In recommending grants under these programs by the Board, the Committee takes into account the scope of responsibility, the performance requirements and anticipated contributions to the Company of each proposed optionee. Our decision to recommend the award of equity incentives at the time of hiring, entering into employment contracts or promotion is based upon the circumstances of each situation, including the level of responsibility of the executive. The exercise price of each option granted is set at fair market value at the date of grant, which represent ongoing incentives to contribute to the Company. The restricted stock, options and incentive compensation awards vest over two to four years. We determine the recommended number of shares given to each executive, primarily based upon the executive’s level of responsibility and the number and price of options then held by the executive.

The Charter of the Compensation Committee was ratified by the Board of Directors effective September 21, 2005 and is included in this proxy statement as Exhibit B.

THE COMPENSATION COMMITTEE

Robert J. McLaughlin
R. David Anacker
Rodger D. Young

F.	Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officers, principal financial officer and controller and complies with the required standards of the Sarbanes-Oxley Act of 2002. Accordingly, the Company’s code of ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the code, and accountability. In addition, in August 2005 the Company launched its Ethics Hotline with an outside service provider in order to assure compliance with the so-called “whistle blower” provisions of the Sarbanes-Oxley Act of 2002. This toll-free hotline provides employees with a means by which issues can be communicated to management on a confidential basis. A copy of the Company’s Code of Ethics is available upon request and without charge by contacting Investor Relations, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

G.	Grubb & Ellis Stock Performance

The following graph shows a five-year comparison of cumulative total stockholder return on our common stock against the cumulative total return on the S&P 500 Stock Index, and a peer group of the Company (“Peer Group”). The comparison assumes $100 was invested on June 30, 2000 in each of the foregoing and that all dividends, if any, were reinvested.

Method of Selection of Peer Group. We believe that the following commercial real estate firms have been our primary, nationwide competitors having publicly-traded stock: CB Richard Ellis Services, Inc.(“CB”); Insignia Financial Group, Inc. (“Insignia”) which merged with CB in July, 2003; Jones Lang LaSalle Incorporated (“LaSalle”); and Trammell Crow Company (“Trammell Crow”). Note that CB ceased having publicly traded equity in July 2001, and while public trading of CB’s equity resumed in June, 2004, they will not be included in the Peer Group returns until next year. In addition to La Salle and Trammell Crow, the Peer Group we have used consists of the public companies with the same company-level Standard Industrial Classification (“SIC”) Code as the Company, as reported by Primark Corporation as of June 30, 2005. Our company-level SIC Code is 6531 — real estate agents and managers. We have excluded from the Peer Group those firms whose primary business is not real estate transactional, referral or management business, such as firms whose business is primarily real estate investment (e.g., real estate investment trusts). The Peer Group firms for the current year are, in addition to the Company: Homelife, Inc.; Kennedy-Wilson, Inc.; LaSalle; Most Home Corporation; Trammell Crow; and Why USA Financial Group, Inc. Some of these companies do not have a five-year stock history. Note that since the average Peer Group returns are weighted based on relative market capitalization, more than 90% of the Peer Group’s returns are attributable to LaSalle and Trammell Crow.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

GRUBB  & ELLIS COMPANY, S&P 500 AND A PEER GROUP

(PERFORMANCE RESULTS THROUGH JUNE 30, 2005)

(DATA BELOW ARE REPRESENTED AS A GRAPH IN THE ORIGINAL DOCUMENT)

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04	6/30/05

Grubb & Ellis Company	$100	$93.62	$42.38	$20.00	$33.87	$119.15
S&P 500	100	85.17	69.85	70.03	83.41	88.68
Peer Group	100	98.23	141.75	98.67	151.18	257.08

*	The comparisons in this table are not intended to forecast or to be indicative of possible future performance of our common stock.

RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between the Company and our directors, executive officers, and principal stockholders. On a quarterly basis, the Audit Committee reviews information about transactions involving Archon Group, L.P., an affiliate of GS Group (“Archon”), and its affiliates, and the Kojaian Investors and their affiliates, as described below, compared to transactions with other parties, and makes an independent recommendation to the Board as to the benefit to stockholders from such transactions. See also “Questions and Answers About Voting” regarding the 1997 Voting Agreement and Designation of Series A Committee Members, and “Compensation Committee Interlocks and Insider Participation” above.

Issuance and Exchange of Preferred Stock.

In May 2002, the Company entered into a securities purchase agreement with Kojaian Ventures, L.L.C. (“KV”), an affiliate of the Chairman of the Board of Directors, which provided for (i) the purchase by KV from the Company of an aggregate of 1,337,358 shares of common stock for an aggregate purchase price of $4,158,431, which is the same purchase price that the Company paid for the re-acquisition of such shares, (contemporaneously) from Warburg, and (ii) the extension of a $11,237,500 loan (the “Loan”) junior to the other lenders under the Company’s then existing senior credit agreement. Approximately $6 million of the financing was used to pay down certain revolving debt under such senior credit agreement and approximately $5 million was used to repay to Warburg a $5 million loan that Warburg had made to the Company earlier that year. The Loan bore interest at the rate of 12% per annum, compounded quarterly. The promissory note evidencing the Loan (the “Note”) was convertible, generally at the option of the holder, into shares of an amended Series A Preferred Stock, calculated by dividing the outstanding principal, accrued interest and certain costs by the stated value of $1,000 per share.

On September 19, 2002, KV converted the Note into 11,725 shares of Series A Preferred Stock, having a per share stated value of $1,000. The terms of the Series A Preferred Stock included an accrued dividend of 12% per annum, compounded quarterly, as well as a preference over the common stock in the event that the Company undergoes certain sale transactions that constitute a change in control, or a liquidation or dissolution. That is, the holder of the Series A Preferred Stock was entitled to be paid with respect to its Series A Preferred Stock prior to when holders of common stock were entitled to be paid with respect to their common stock in the event of a liquidation, dissolution or certain sale transactions that constitute a change in control of the Company. In any such instances, the preference payable to the holder of the Series A Preferred Stock, prior to any payments being made to any holders of common stock, is the greater of (i) 2 times the face value of the Series A Preferred Stock, which is $11,725,000, plus the accrued dividend thereon at the rate of 12% per annum, or (ii) the equivalent of 40% of the consideration to be paid to all equity holders of the Company on an “Adjusted Outstanding Basis” (as defined in the underlying documents). In addition, the Preferred Stock also entitled its holder to (i) vote on all matters that are subject to the vote of all stockholders, (ii) to appoint, prior to September 19, 2005, a three-person committee whose approval is required for certain sale, merger, recapitalization, reorganization, acquisition and liquidation events, and veto rights over certain other corporate actions and (iii) to be paid all of its accrued dividends before any dividends are paid to common stockholders of the Company.

In December 2004, the Company entered into an agreement (the “Preferred Stock Exchange Agreement”) with KV pursuant to which the Company paid to KV all accrued and unpaid dividends with respect to the Series A Preferred Stock for the period September 19, 2002, the date of issuance of the Series A Preferred Stock, up to and through December 31, 2004. In exchange therefore, KV agreed to eliminate in its entirety, as of January 1, 2005, the 12% preferential cumulative dividend payable on the Series A Preferred Stock. Upon the closing of the transaction in January 2005, the Company delivered to KV the one time accrued dividend payment of approximately $3.6 million.

The Company and KV effected the elimination of the 12% cumulative preferred dividend with respect to the Series A Preferred Stock by an exchange of preferred securities. Accordingly, simultaneously upon the consummation of the transaction contemplated by the Preferred Stock Exchange Agreement, on January 4, 2005, KV delivered to the Company its original share certificate representing 11,725 shares of Series A Preferred Stock in exchange for a new share certificate representing 11,725 shares of a newly created Series A-1 Preferred Stock of the Company (the “New Preferred Stock”). The New Preferred Stock is identical in all respects to the Series A Preferred Stock except that the New Preferred Stock does not have a cumulative preferred dividend and is now only entitled to receive dividends if and when dividends are declared and paid to holders of the Company’s common stock. As was the case with the Series A Preferred Stock, the New Preferred Stock has a preference over the Company’s Common Stock in the event that the Company undergoes a liquidation, dissolution or certain change in control transactions. In such situations, the holder of the New Preferred Stock would be entitled to payment of the greater of (i) $23.5 million (twice the face value of the New Preferred Stock) or (ii) the equivalent of 40% of the consideration to be paid to all the equity holders of the Company, thereby diluting the return that would otherwise be available to the holders of the Common Stock of the Company had this preference not existed.

Like the Series A Preferred Stock, the New Preferred Stock is not convertible into common stock, but nonetheless votes on an “as liquidated basis” along with the holders of common stock on all matters. Consequently, the New Preferred Stock, like the Series A Preferred Stock, currently is entitled to the number of votes equal to 11,173,925 shares of common stock, or approximately 42.5% of all voting securities of the Company. In addition, as noted above, with the elimination of the preferential cumulative dividend, the New Preferred Stock will now only be entitled to receive dividends if and when dividends are declared by the Company on, and paid to holders of, the Company’s common stock. The holders of the New Preferred Stock will receive dividends, if any, based upon the number of voting common stock equivalents represented by the New Preferred Stock. The New Preferred Stock is not subject to redemption.

Other Related Party Transactions

We believe that the fees and commissions paid to and by the Company as described below were comparable to those that would have been paid to or received from unaffiliated third parties.

Archon, an affiliate of GS Group, a principal stockholder of the Company, is engaged in the asset management business, and performs asset management services for various parties. During the 2005 fiscal year, Archon, its affiliates and portfolio property owners paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered to Archon and its portfolio properties: $1,813,000 in management fees, which include reimbursed salaries, wages and benefits of $1,299,000; $1,955,000 in real estate sale and leasing commissions; and $54,000 in fees for other real estate and business services. The Company also paid asset management fees to Archon’s affiliates of approximately $87,000 related to properties the Company manages in their behalf. In addition, Archon, its affiliates and portfolio property owners were involved in seven transactions as a lessee/ buyer during the 2005 fiscal year, for which the company received real estate commissions of approximately $366,000 from the landlord/ seller.

Kojaian Management Corporation and its various affiliated portfolio companies (collectively, “KMC”) are controlled by the Kojaian Investors. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2005 fiscal year, KMC and its portfolio companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $9,041,000 for management services, which include reimbursed salaries, wages and benefits of $3,740,000; $587,000 in real estate sale and leasing commissions; and $60,000 for other real estate and business services. The Company also paid asset management fees to KMC of approximately $2,957,000 related to properties the Company manages in its behalf. In addition, KMC and its portfolio companies were involved in one transaction as a lessee during the 2005 fiscal year, for which the Company received real estate commissions of approximately $29,000 from the landlord. In August 2002, the Company entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.

In fiscal year 2005, the Company incurred $160,000 in legal fees on behalf of C. Michael Kojaian and Kojaian Ventures, L.L.C. (collectively, the “Kojaian Parties”) and $64,000 in legal fees on behalf of Warburg in connection with each of them being named in a lawsuit filed in March 2004. In August 2005, the litigation was settled by the parties and the lawsuit was dismissed with prejudice. Total legal fees through the settlement of the lawsuit, including fees incurred through fiscal 2005, are estimated to be $300,000 on behalf of the Kojaian Parties and $126,000 on behalf of Warburg Pincus. Although the Company was not party to the litigation, the litigation expenses of the Kojaian Parties and Warburg were being paid by the Company pursuant to contractual indemnification obligations contained in various purchase and sale, and credit and other agreements entered into with the Kojaian Parties and Warburg during fiscal 2002. Of the total legal fees incurred on behalf of the Kojaian Parties, approximately $164,000 were paid to the law firm of Young & Susser. Rodger D. Young, a member of the Company’s Board of Directors since April 2003, is a partner of Young & Susser.

This concludes our proxy statement. We hope that you found it informative and look forward to seeing you at our Annual Meeting.

BY ORDER OF THE BOARD
OF DIRECTORS

/s/ Clifford A. Brandels

Clifford A. Brandeis
Corporate Secretary

EXHIBIT A

GRUBB & ELLIS COMPANY

AUDIT COMMITTEE CHARTER

REVISED AS OF SEPTEMBER 20, 2005

There shall be a committee of the board directors of Grubb & Ellis Company (the “Company”) to be known as the Audit Committee.

Composition and Qualification of the Committee

1.	Independence. The Audit Committee shall be comprised of at least three directors, (if practical, based on Board composition) who are independent of the management of the Company and are free of any material business relationship with the Company, as determined by the board of directors. Directors who have been affiliates of the Company or officers or employees of the Company or its subsidiaries within five years of appointment would not be qualified for Audit Committee membership. No member shall receive any compensation from the Company other than directors’ or committee fees (including fees payable in cash, stock or other Company equity). In addition, the members of the Committee shall qualify under the regulations of any exchange or other market on which the Company’s securities are then traded, and under federal and/or state legal requirements, as such regulations and requirements may be amended from time to time. Members shall not serve on more than three public company audit committees simultaneously.

2.	Knowledge of Finance. All members of the Committee shall have a working familiarity with basic finance and accounting practices. At least one member of the Audit Committee shall be determined to be an audit committee financial expert.

3.	Appointment. Audit Committee members, including the Chairman of the Audit Committee, shall be appointed by the board of directors and serve at the pleasure of the board of directors.

Purpose

The Audit Committee shall provide assistance to the Company’s Board of Directors in fulfilling its oversight responsibility to the stockholders and others, relating to:

A.	The integrity of the Company’s financial statements;

B.	The effectiveness of the Company’s internal control over financial reporting:

C.	The Company’s compliance with legal and regulatory requirements;

D.	The independent auditors’ qualifications and independence; and

E.	The performance of the company’s internal audit function and independent auditors;

Scope of Responsibilities

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to react to changing conditions and circumstances. The

Committee will take appropriate actions to monitor, among other things, the overall “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

In meeting its responsibilities, the Audit Committee shall:

Independent Auditors and Audit Oversight

1.	Appoint the independent auditors to audit the books of the Company, its divisions and subsidiaries for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, and approve the extent, scope and terms of its engagement. The Audit Committee shall confirm the rotation of the lead audit partner and the other audit partners of the auditing firm charged with review of the Company’s audit, as required by law. On at least an annual basis, the Audit Committee will require the independent auditors to provide a formal, written statement, and such other reports periodically as it deems appropriate, delineating the following: a) the firm’s internal quality-control procedures; b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, including any steps taken to deal with any such issues; and c) all relationships between the auditors and the Company. The Committee will review and discuss with the independent auditors the disclosures made by the auditors and shall make any decisions it deems advisable with respect to the auditors. The Audit Committee shall report the engagement and all relevant matters regarding the independent auditors to the Board.

2.	Review the performance of the independent auditors, and effect the dismissal/replacement of the independent auditors when circumstances warrant. The Audit Committee shall report to the Board any such dismissal and replacement of the independent auditors.

3.	Review and pre-approve the non-audit services performed by the independent auditors and the extent and terms of its engagement, with due consideration of the possible effect on its independence. The Audit Committee shall also regularly review the real estate services provided by the Company to the independent auditors with the same consideration.

4.	Adopt Company policies for hiring employees or former employees of the independent auditors to take into account the effect of such employees seeking employment on the auditors’ independence.

5.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit and discuss with the independent auditors any audit problems or difficulties, and comments or recommendations of the independent auditors. Also review management’s responses to and compliance with the independent auditors’ statements of problems or difficulties and its comments or recommendations. The Committee is responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee should review the following: any accounting adjustments that were noted or proposed by the auditors but were not recorded in the financial statements (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues or internal control-related issues presented by the engagement and any management or internal control letter issued.

Accounting Principles; Internal Controls

1.	Review with the independent auditors, the internal auditor, and with the Company’s financial and accounting personnel:

A.	the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, including among other things, the computerized information controls and security, and any special audit steps adopted in light of material control deficiencies, and elicit any recommendations that they may have for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

B.	major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles;

C.	analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection therewith, especially any discussion of alternative GAAP methods, the discussions of the quality, not just the acceptability of accounting principles;

D.	reports from the independent auditors on critical accounting policies and practices, the auditors’ preferred treatment of financial information among alternatives that have been discussed with management, and all material written communications between the auditors and management;

E.	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

F.	the clarity of the disclosures in the financial statements:

2.	Analyze any internal control deficiencies or any fraud identified in the certification process for Form 10K or 10Q of the chief executive officer or the chief financial officer.

Internal Auditor and Audit Oversight

1.	Review the internal audit function of the Company, including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining balance between independent and internal auditing resources.

2.	Review and approve the selection of any outsource vendor for the internal audit function for the ensuing year, and the extent, scope and terms (including budget and staffing) of its engagement. The outsourced internal audit function and external audit function will not be performed by the same firm.

3.	Review the performance of the internal auditors and direct dismissal/replacement of the internal auditor when circumstances warrant.

4.	Review and approve the non-audit services performed by any outsource vendor performing the internal audit function and the extent and terms of its engagement, with due consideration of the possible effect on its objectivity.

5.	Prior to each Audit Committee meeting, but no less than quarterly, the Audit Committee shall be provided a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

General Responsibilities

1.	Regularly report to the Board any issues that arise with respect to the board’s oversight responsibility as set forth in the Purpose above.

2.	Engage, at Company expense, outside legal, financial or other professional advisors to obtain advice and/or assistance as the Committee deems reasonable and appropriate.

3.	Fulfill its responsibilities as specified in the Company’s conflicts of interest policy, including among other things, the review of related party transactions. A quarterly report of the Company’s related party transactions shall be provided to the Audit Committee in advance of its regularly scheduled Audit Committee meeting.

4.	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

5.	Review and inquire into compliance with policies established by the Board or Compensation Committee regarding executive officers’ expenses and perquisites, including use of Company assets.

6.	Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission, to the extent related to Company matters subject to Committee review.

7.	Review and provide input regarding the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

8.	Inquire of the Chief Financial Officer, other members of management, the internal auditor, and the independent auditors about significant risks or exposure to the Company and assess the steps management has taken to minimize such risks to the Company. Discuss with management the Company policies with respect to risk assessment and risk management.

9.	Review Company compliance, together with Counsel, with the Foreign Corrupt Practices Act.

10.	Perform other oversight functions as may be appropriate under the law or as requested by the board of directors from time to time.

11.	Assess the Committee’s performance at least annually.

12.	Review and reassess this Charter at least annually and obtain the approval of the Company’s board of directors of any amendments.

Company Disclosure

1.	Review the interim financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under the standards of the Public Accounting Oversight Board (PCAOB).

2.	Review with management and the independent auditors the financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under the standards of the PCAOB.

3.	Discuss with management general guidelines and policies with respect to earnings releases, financial information and related information to be provided to the public, to analysts and to rating agencies.

4.	Prepare the Committee’s annual report for disclosure in the Company’s proxy statement in connection with the annual shareholders’ meeting.

Complaints; Investigations

1.	The Audit Committee may cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, accountants or others for this purpose at the Company’s expense.

2.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Committee Meetings

1.	Schedule of Meetings. Regular meetings of the Audit Committee are expected to be scheduled four times per year to coincide with regularly scheduled board meetings, whenever practical. Special meetings of the Audit Committee may be called at the direction or upon the request of any two members of the Audit Committee upon notice as required for special meetings of the board in Section 3.10 of the Company’s Bylaws.

2.	Quorum; Manner of Acting. A quorum for conducting the business of the Audit Committee shall be two members thereof, and all matters shall be decided by the affirmative vote of at least two members of the Committee, either at a meeting or by written consent. The Committee shall act when a majority of independent members that are members of the Committee are present. Committee members may participate in committee meetings by telephone conference call. The Audit Committee may request members of management or others to provide information to the Committee and to attend its meetings from time to time.

3.	Private Sessions. At all meetings of the Audit Committee, sufficient opportunity should be made available for the independent auditors, the internal auditors or others to meet privately with the members of the Audit Committee. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, the cooperation which the independent auditors received during the course of their audit, and the internal auditor’s evaluation of the Company’s internal controls.

4.	Review and approve minutes of all meetings of the Audit Committee which shall be made available to the board of directors of the Company.

Flexibility

In carrying out its responsibilities, the Audit Committee expects to provide an open avenue of communication between the internal auditor, the independent auditor and the board of directors. The Audit Committee’s policies and procedures should remain flexible in order that it can best react to changing conditions and environments and to assure the directors and stockholders that the Company accounting and reporting practices are in accordance with all requirements and are of the highest quality.

Limitations of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

EXHIBIT B

GRUBB & ELLIS COMPANY

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

SEPTEMBER 21, 2005

1.	Purpose

The purpose of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Grubb & Ellis Company, a Delaware corporation (the “Company”) shall be to exercise the exclusive and full power and authority of the Board with respect to compensation of the Company’s Executive Officers and other Board-elected Corporate Officers of the Company. The Compensation Committee shall be responsible for management development and succession, and for assuring that management of the Company is compensated in a manner consistent with the Company business strategies, and such other matters as the Board may confer upon the Committee from time to time.

2.	Composition and Term of Office

The Compensation Committee shall be composed of such number of directors, to be determined by the Board, and as shall be appointed by the Board, from time to time. No member of the Compensation Committee shall be an employee of or consultant to the Company or its subsidiaries. No member of the Compensation Committee shall be eligible to receive any equity award or incentive under any compensatory equity arrangement or plan of the Company. The receipt of equity pursuant to a bona fide financing arrangement of the Company is not considered compensatory for this purpose. The members of the Compensation Committee shall serve until their respective resignation, death or removal by the Board.

3.	Manner of Acting; Meetings

The Compensation Committee shall hold a minimum of one meeting per year, and additional meetings as necessary. The Compensation Committee may act by unanimous written consent without a meeting. A majority of the members of the Compensation Committee shall constitute a quorum for meetings. The Corporate Secretary or his/her delegate shall take minutes at meetings of the Compensation Committee and prepare any written consents. The minutes of Compensation Committee meetings shall be approved by the Committee, shall be available for review by the Board and shall be filed as permanent records with the Corporate Secretary. Any member of the Compensation Committee shall report on proceedings and decisions of the Compensation Committee at appropriate meetings of the Board.

4.	Duties and Powers

General

The Compensation Committee shall determine the policy and strategies of the Company with respect to management compensation, taking into account such factors as the Compensation Committee shall determine are relevant, such as programs which will enable the Company to attract and retain persons who are in a position to contribute to the success of the Company, and the Company’s ability to compensate in relation to its profitability and liquidity.

The Compensation Committee shall have such other duties and responsibilities regarding the hiring and termination of employment of Executive Officers and Board-elected Corporate Officers as may be conferred upon the Compensation Committee by the Board from time to time.

Compensation of Executive Officers and Board-elected Corporate Officers

A.	The Compensation Committee shall recommend to the full Board the designation of persons as Executive Officers of the Company from time to time, with due regard for applicable securities law considerations.

B.	The Compensation Committee shall approve all compensation arrangements, and changes thereto, for persons designated by the Board as Executive Officers and Board-elected Corporate Officers of the Company, including but not limited to employment agreements, severance agreements which materially enhance compensation or terms from that set forth in a previously executed employment agreement or other agreement or written Company policies, and/or change-of-control arrangements, salaries, cash incentive programs, perquisites, reimbursement of relocation or other costs, and equity-based awards and programs.

C.	The Compensation Committee shall approve the annual performance goals and objectives of each of the Executive Officers and Board-elected Corporate Officers.

D.	The Compensation Committee shall, at least annually, evaluate the performance of each Executive Officer with due regard for the approved performance goals and objectives applicable to him/her, determine whether and to what extent any incentive awards have been earned, and report to the Board with respect to the evaluation and any awards.

E.	The Compensation Committee’s policies shall include review of executive compensation with respect to the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, but with the flexibility to exceed the limits when in its judgment it is warranted based upon competitive practices, the Compensation Committee’s overall policies and the Company’s best interests.

F.	The Compensation Committee shall prepare its annual report on executive compensation for inclusion in the Company’s proxy statement, as required.

G.	The Compensation Committee shall periodically consult with the Chief Executive Officer of the Company with respect to compensation of management and key personnel.

Equity Programs

A.	The Compensation Committee shall review and recommend to the Board all proposed equity plans or arrangements in which any director, employee, real estate professional or consultant of the Company may participate. The Compen-

sation Committee is authorized to terminate any such plan if in its judgment termination is appropriate.

B.	The Compensation Committee shall have the power to grant or award any equity or equity incentive under a Board-approved plan or arrangement, to the extent the Committee deems appropriate, subject to the limitations set forth in the applicable plans pursuant to which such equity or incentives or awards are to be granted.

Employee Benefit Plans

A.	The Compensation Committee shall provide general oversight of the Company’s employee benefit plans, including the appointment and removal of any management administrative committee members, the appointment and removal of any trustees, and the establishment, modification and termination of any welfare or pension plans in which employees of the Company may participate. The Compensation Committee may delegate specific authority to a member or committee of management with respect to amendment, administration and termination of such plans.

B.	Notwithstanding the Compensation Committee’s benefit plan oversight authority, the authority to approve an employer matching contribution to the Company’s 401(k) Plan and to approve changes in the Company’s welfare plans which would result in significant increases in welfare plan costs are reserved to the full Board.

5.	Compensation of Directors

The Compensation Committee shall recommend to the Board, from time to time, compensation programs applicable to directors of the Company.

6.	Authority to Hire Advisors

The Compensation Committee shall have the power to select, retain, compensate and terminate any compensation consultant it determines is useful in the discharge of the Committee’s responsibilities. The Committee shall also have the authority to seek advice from internal or external legal, accounting or other advisors.

7.	Self-Assessment

The Compensation Committee shall, at least annually, review its performance against this charter and provide a report to the Board on its performance and any recommended changes to the charter.

MMMMMMMMMMMMM

Grubb & Ellis Company

000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

!123456564525!

C 1234567890 JNT

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR all nominees for Directors.

	For	Withhold		For	Withhold
01 - R. David Anacker	☐	☐	04 - Robert J. McLaughlin	☐	☐
02 - Anthony G. Antone	☐	☐	05 - Mark E. Rose	☐	☐
03 - C. Michael Kojaian	☐	☐	06 - Rodger D. Young	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratification and approval of the Restricted Share Program for outside Directors.	☐	☐	☐

3. In accordance with the judgments of the Proxy Holders upon such other business as may properly come before the meeting and at any and all adjournments thereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign exactly as your name appears on this Proxy Card. Joint owners should each sign. The full title or capacity of any person signing for a corporation, limited liability company, partnership, trust or estate should be indicated in the space below.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

1 U P X H H H P P P P 0065301

001CD40001 00GXBE

Proxy — Grubb & Ellis Company
For the Annual Meeting of Stockholders — November 16, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I am a stockholder of Grubb & Ellis Company (the “Company”) and I have received the Notice of Annual Meeting of Stockholders dated October 14, 2005 and the accompanying Proxy Statement. I appoint Mark E. Rose and Maureen A. Ehrenberg and each or either of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of capital stock which I may be entitled to vote at the Annual Meeting of Stockholders to be held in the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on Wednesday, November 16, 2005 at 8:30 a.m. or at any and all adjournments thereof, with all powers which I would have if I were personally present at the meeting.
The shares represented by this Proxy will be voted in the way that I direct. If no direction is made, the Proxy will be voted “FOR” all nominees listed under the “Election of Directors,” all of whom have been nominated by the Board of Directors as described in the accompanying Proxy Statement. If any of the nominees listed becomes unavailable to serve as a director prior to the Annual Meeting, the Proxy will be voted for any substitute nominee(s) designated by the Board of Directors. I ratify and confirm all that the above Proxy Holders may legally do in relation to this Proxy.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.
(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-888-583-9310 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY/GBE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on November 16, 2005.
THANK YOU FOR VOTING